Filed pursuant to 424(b)(3)
Registration #333-103799

SUPPLEMENT NO. 20
DATED MAY 24, 2004
TO THE PROSPECTUS DATED SEPTEMBER 15, 2003
OF INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 20 to you in order to supplement our prospectus. This supplement updates information in the "Real Property Investments" and "Plan of Distribution" sections of our prospectus. This Supplement No. 20 supplements, modifies or supersedes certain information contained in our prospectus, Supplement 19, 2004 dated May 20, 2004, Supplement No. 18 dated May 3, 2004, Supplement No. 17 dated April 28, 2004, Supplement No. 16 dated April 20, 2004, Supplement No. 15 dated April 12, 2004, Supplement No. 14 dated March 25, 2004, Supplement No. 13 dated March 15, 2004, (Supplement No. 13 superseded certain information contained in our prospectus and prior supplements dated between October 23, 2003 and March 9, 2004), and must be read in conjunction with our prospectus.

Real Property Investments

The discussion under this section, which starts on page 98 of our prospectus, is modified and supplemented by the following information regarding properties we have acquired or intend to acquire.

Eastwood Towne Center, Lansing, Michigan

On May 13, 2004, we purchased an existing shopping center known as Eastwood Towne Center, containing 334,454 gross leasable square feet. The center is located at 3003 Preyde Boulevard in Lansing, Michigan.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $85,000,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $254 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Dick's Sporting Goods, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Dick's Sporting Goods	45,000	13	10.00	09/02	01/18

For federal income tax purposes, the depreciable basis in this property will be approximately $63,750,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Eastwood Towne Center was built in 2002. As of May 1, 2004, this property was 95% occupied, with a total 319,082 square feet leased to sixty tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

State Employee Credit Union	2,120	09/07	74,200	35.00
Panchero's	2,409	09/07	52,998	22.00
Claire's	1,200	09/07	38,400	32.00
Sprint PCS	1,089	09/07	43,560	40.00
Fabiano's Candies	1,090	09/07	27,250	25.00
Electronics Boutique	1,148	01/08	45,920	40.00
Hallmark	4,500	02/08	94,500	21.00
Star Image Photography	825	07/08	28,875	35.00
See Candies	1,200	09/09	42,000	35.00
Banana Republic	7,000	09/10	105,000	15.00
The Gap (storage)	300	09/10	4,500	15.00
Maggie Moo's	1,105	10/10	44,200	40.00
Beauty First	3,388	10/10	84,700	25.00
Old Thyme Herbs	1,000	09/12	38,000	38.00
Mall Office	1,000	09/12	20,000	20.00
The Gap	7,526	09/12	120,416	16.00
Pier 1 Imports	9,992	09/12	199,840	20.00
White House Black Market	1,850	09/12	61,050	33.00
Ritz Camera	1,500	09/12	37,500	25.00
Police Sub-Station	1,220	09/12	N/A	N/A
Johnny Rockets	2,592	09/12	85,536	33.00
Oneida	4,000	09/12	90,000	22.50
Claddagh Pub	7,212	09/12	137,701	19.09
Forever 21	6,838	09/12	143,598	21.00
Casual Corner	6,019	09/12	150,475	25.00
Treehouse	4,716	10/12	113,184	24.00
Mitchell's Fish Market	7,264	11/12	183,416	25.25
Coldwater Creek	6,000	11/12	150,000	25.00
J. Crew	6,000	01/13	144,000	24.00
Guess	5,000	01/13	125,000	25.00
Express	8,000	01/13	192,000	24.00
Victoria's Secret	6,500	01/13	156,000	24.00
DSW Shoe Warehouse	25,000	01/13	300,000	12.00
Jos A. Banks	4,500	01/13	121,500	27.00
American Eagle	5,400	01/13	129,600	24.00
Ann Taylor Loft	5,280	01/13	132,000	25.00
Bath & Body	3,360	01/13	80,640	24.00
Yankee Candle	2,500	01/13	75,000	30.00
Subway	1,729	01/13	56,192	32.50
Children's Place	4,526	01/13	117,676	26.00
Aeropostal	3,970	01/13	86,400	21.76
Starbuck's	1,440	02/13	50,400	35.00
Lane Bryant	5,390	02/13	140,140	26.00
McAlister's Deli	3,311	02/13	79,464	24.00
Christopher & Banks	3,000	03/13	105,000	35.00
April Cornell	2,250	04/13	76,500	34.00
Venetian Nails	1,376	04/13	48,160	35.00
Mother's Work	2,685	06/13	93,975	35.00
Limited Too	3,980	09/13	91,540	23.00
Capitol Fur	1,157	10/13	30,082	26.00
Hampton Jewelers	2,163	10/13	43,260	20.00
Smoky Bones	7,000	10/13	110,000	15.71
Talbots	4,800	01/14	112,800	23.50
Wlliams Sonoma	5,500	09/14	121,000	22.00
Pottery Barn	10,500	09/14	231,000	22.00
Brio/Bravo	7,134	09/17	190,000	26.63
Dick's Sporting Goods	45,000	01/18	450,000	10.00
Borders (Schuler Books)	24,418	01/18	439,524	18.00
CoAmerica	3,310	10/18	125,000	37.76
Max & Erma's	6,800	09/19	202,000	29.71
PF Changs (ground lease)	-	11/12	60,000	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Potential Property Acquisitions

We are currently considering acquiring the properties listed below. Our decision to acquire these properties will generally depend upon:

  no material adverse change occurring relating to these properties, the tenants or in the local economic conditions;
  our receipt of sufficient net proceeds from this offering and financing proceeds to make these acquisitions; and
  our receipt of satisfactory due diligence information including appraisals, environmental reports and lease information.

Other properties may be identified in the future that we may acquire before or instead of these properties. We cannot guarantee that we will complete these acquisitions.

In evaluating these properties as potential acquisitions and determining the appropriate amount of consideration to be paid for the properties, we have considered a variety of factors including, overall valuation of net rental income, location, demographics, quality of tenant, length of lease, price per square foot, occupancy and the fact that overall rental rate at the shopping center is comparable to market rates. We believe that these properties are well located, have acceptable roadway access, are well maintained and have been professionally managed. These properties will be subject to competition from similar shopping centers within their market area, and their economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to our decision to acquire these properties.

Wal-Mart Super Center, Blytheville, Arkansas

We anticipate purchasing an existing retail store known as Wal-Mart Super Store, containing 183,211 gross leasable square feet. The store is located at 3700 Highway 18, in Blytheville, Arkansas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $13,193,700. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $72 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Wal-Mart Super Center, leases 100% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Wal-Mart Super Center	183,211	100	4.93	04/99	04/19

For federal income tax purposes, the depreciable basis in this property will be approximately $9,895,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Lakewood Towne Center, Lakewood, Washington

We anticipate purchasing an existing shopping center known as Lakewood Towne Center, containing 578,843 gross leasable square feet. The center is located at Gravelly Lake Drive and 100th Street, in Lakewood, Washington.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $81,100,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $140 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Gottschalk's and Burlington Coat Factory, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Gottschalk's	119,256	21	3.25	03/92	02/12

Burlington Coat Factory	70,533	12	5.50	09/03	08/13

For federal income tax purposes, the depreciable basis in this property will be approximately $60,825,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Lakewood Towne Center was rebuilt in 2002 and 2003. As of May 1, 2004, this property was 94% occupied, with a total 544,943 square feet leased to twenty-four tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Pierce Transit	4,200	07/04	33,600	8.00
Wells Fargo Financial	1,750	11/04	18,812	10.75
Rent A Center	4,275	05/05	47,025	11.00
Catherine P.S. Plus	4,507	07/05	63,098	14.00
Merino's Fine Custom	1,095	09/06	21,900	20.00
Old Country Buffet	9,500	12/06	118,750	12.50
Old Navy	16,172	01/08	177,892	11.00
Famous Footwear	8,335	10/08	125,025	15.00
Lowes Cineplex	48,229	11/11	517,014	10.72
Barnes & Noble	23,104	01/12	317,680	13.75
Michaels	24,035	02/12	288,420	12.00
Gottschalk's	119,256	02/12	399,997	3.35
Bed, Bath & Beyond	30,530	01/13	381,625	12.50
The Dollar Store	15,564	01/13	210,114	13.50
Ross Dress for Less	30,151	01/13	354,274	11.75
Lakewood Dialysis	9,450	03/13	135,418	14.33
Burlington Coat Factory	70,533	08/13	387,932	5.50
Office Depot	18,000	09/13	265,500	14.75
Pier 1 Imports	11,142	02/14	191,531	17.19
La Palma Restaurant	5,120	02/14	102,400	20.00
Avenue	5,682	11/15	90,912	16.00
24 Hour Fitness	20,219	12/16	279,022	13.80
GI Joes	45,005	11/17	540,060	12.00
PetSmart	19,089	01/19	209,979	11.00

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Pine Ridge Plaza, Lawrence, Kansas

We anticipate purchasing an existing shopping center known as Pine Ridge Plaza, containing 226,471 gross leasable square feet. The center is located at 3106 - 3140 Iowa Street, in Lawrence, Kansas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $26,981,500. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $119 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, T.J. Maxx and Bed, Bath & Beyond, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

T. J. Maxx	25,500	11	8.50	04/04	03/14

Bed, Bath & Beyond	24,000	11	10.00	01/04	12/13

For federal income tax purposes, the depreciable basis in this property will be approximately $20,236,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Pine Ridge Plaza was redeveloped between 1998 through 2004 and the inline strip center was completed in 2001. As of May 1, 2004, this property was 64% occupied, with a total 145,817 square feet leased to twelve tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Old Navy	22,000	07/06	220,000	10.00
Jason's Deli	5,000	06/07	90,000	18.00
Deals	9,862	03/08	128,206	13.00
Electronic Boutique	2,190	03/08	41,063	18.75
Sports Clips	2,190	03/08	31,317	14.30
Bath & Body Works	2,500	01/12	37,500	15.00
Hurst Diamonds	1,375	02/12	24,750	18.00
Famous Footwear	12,000	07/12	180,000	15.00
Michaels	21,000	12/13	199,500	9.50
Bed, Bath & Beyond	24,000	12/13	240,000	10.00
Cost Plus World Market	18,200	04/14	245,700	13.50
TJ Maxx	25,500	03/14	216,750	8.50
Kohls (Ground Lease)	N/A	01/19	360,000	N/A
IHOP (Ground Lease)	N/A	11/19	50,000	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Huebner Oaks Center, San Antonio, Texas

We anticipate purchasing an existing shopping center known as Huebner Oaks Center, containing 286,738 gross leasable square feet. The center is located at I-10 and Huebner Road, in San Antonio, Texas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $80,008,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $279 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Bed, Bath and Beyond, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Bed, Bath & Beyond	35,009	12	10.62	03/97	01/08

For federal income tax purposes, the depreciable basis in this property will be approximately $60,006,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Huebner Oaks Center was built between 1997 and 1998. As of May 1, 2004, this property was 97% occupied, with a total 278,515 square feet leased to fifty-five tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Yankee Candle	2,028	02/05	54,756	27.00
Mattress Firm	2,942	05/05	64,724	22.00
Compass ATM	60	07/05	20,000	N/A
AAA Texas	3,682	11/05	77,322	21.00
Marble Slab	1,542	12/05	37,008	24.00
Kinko's	4,760	02/06	92,249	19.38
EB Game World	1,160	08/06	32,480	28.00
Pier 1 Imports	8,990	02/07	182,137	20.26
Old Navy	14,000	03/07	196,000	14.00
Shoes 4 Kids	1,000	02/07	26,500	26.50
La Madeleine	4,200	03/07	86,100	20.50
Moon Mippy	930	04/07	26,296	28.28
Club Humidor	2,254	06/07	54,096	24.00
Cingular Wireless	2,502	06/07	59,631	23.83
Saltgrass Restaurant	8,036	06/07	104,609	13.02
All Ashore Sportswear	1,264	07/07	27,808	22.00
Pearle Vision	2,721	07/07	68,025	25.00
Beauty First	3,681	09/07	77,301	21.00
Verizon Wireless	1,803	10/07	45,075	25.00
Oreck Homecare	1,103	10/07	24,266	22.00
Bed, Bath & Beyond	35,009	01/08	371,796	10.62
Frankly Fake Copy	854	01/08	24,541	28.74
Ross Stores	28,200	01/08	267,900	9.50
Men's Wearhouse	4,500	02/08	88,020	19.56
Fire Wok	2,500	03/08	52,500	21.00
Ride Away Bicycles	3,917	04/08	58,755	15.00
Claire's Boutique	1,200	08/08	33,600	28.00
Sports Clips	1,057	09/08	26,425	25.00
Gap Kids	8,500	09/08	180,540	21.24
Victoria's Secret	4,500	09/08	94,500	21.00
Bath & Body Works	2,500	09/08	58,750	23.50
Lane Bryant	4,500	09/08	94,500	21.00
Banana Republic	5,964	09/08	114,807	19.25
California Pizza Kitchen	4,301	10/08	118,708	27.60
Starbucks	1,690	10/08	38,870	23.00
GNC	1,155	10/08	28,875	25.00
Hallmark Creations	6,416	10/08	130,566	20.35
Barbeques Galore	4,498	11/08	124,145	27.60
Abercrombie & Fitch	6,766	11/08	135,320	20.00
Casual Male Big & Tall	3,914	12/08	90,022	23.00
Eddie Bauer	6,384	01/09	193,691	30.34
Gymboree	1,925	01/09	46,200	24.00
Ann Taylor	4,500	01/09	131,175	29.15
Steak Escape	1,663	03/09	39,912	24.00
Cactus Low Carb Superstore	2,083	05/09	33,328	16.00
Brighton	1,498	06/09	40,836	27.26
Ben Adams Jewelers	2,233	11/09	55,825	25.00
Bombay Company	4,500	12/09	121,500	27.00
Talbots	6,314	01/11	164,164	26.00
Chico's	2,060	09/11	49,440	24.00
Chico's (Expansion)	1,000	09/11	35,000	35.00
Macaroni Grill	7,900	08/12	107,000	13.54
American Eagle	5,800	01/14	168,200	29.00
Chipotle Mexican Grill	2,556	03/14	63,261	24.75
Borders Books	27,500	03/17	411,670	14.97

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Plaza at Marysville, Marysville, Washington

We anticipate purchasing an existing shopping center known as Plaza at Marysville, containing 115,656 gross leasable square feet. The center is located at State Avenue and Grove Street, in Marysville, Washington.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $22,017,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $190 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Safeway, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Safeway	53,850	47	11.00	07/01	07/21

For federal income tax purposes, the depreciable basis in this property will be approximately $16,513,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Plaza at Marysville was built in 1995. As of May 1, 2004, this property was 96% occupied, with a total 111,356 square feet leased to twenty-seven tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

The Everett Clinic	1,200	03/04	24,600	20.50
Alderwood Auto Glass	1,500	07/05	20,112	13.41
Northwest Credit Union	1,300	11/05	24,050	18.50
Supercuts	1,300	11/05	24,696	19.00
GNC	1,422	01/06	25,344	17.82
Marysville Daycare	7,345	01/06	97,321	13.25
Alta's Pet Gallery	3,375	05/06	43,872	13.00
Papa Murphy's	1,300	07/06	26,004	20.00
Safeway District Office	901	07/06	12,468	13.84
Mail Box Junction	904	09/06	17,176	19.00
Alpha Denture Clinic	904	10/06	17,172	19.00
Hi-Tek Nails	863	11/06	18,120	21.00
Play It Again Sports	3,000	11/06	50,720	16.91
Fowlds Cleaners	1,500	12/06	25,872	17.25
Sally Beauty	1,300	01/07	24,696	19.00
Cigar Land	1,050	03/07	21,636	20.61
Check into Cash	1,546	07/07	30,920	20.00
Edward Jones	1,500	07/08	27,000	18.00
Rent A Center	3,961	09/08	51,492	13.00
The Sun Factory	1,803	09/08	32,454	18.00
Hollywood Video	6,540	08/09	98,100	15.00
Party City	7,992	01/10	107,892	13.50
Safeway Full Site	N/A	01/11	50,000	N/A
Home Street Bank	4,000	12/20	80,004	20.00
Safeway	53,850	07/21	592,356	11.00
Subs & More	1,000	Month to Month	18,000	18.00

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Paradise Shoppes of Dallas, Dallas, Georgia

We anticipate purchasing a newly constructed shopping center known as Paradise Shoppes of Dallas, containing 70,610 gross leasable square feet. The center is located at Highway 381 and East Paulding Drive, in Dallas, Georgia.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $13,052,100. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $185 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, will lease more than 10% of the total gross leasable area of the property. The lease term will be determined in accordance with the tenant's lease commencement date. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per
Lessee	(Sq. Ft.)	GLA	Annum ($)	Lease	Term

Publix	44,840	64	10.25	20	Years

For federal income tax purposes, the depreciable basis in this property will be approximately $9,789,100. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Paradise Shoppes of Dallas was newly constructed in 2004. As of May 1, 2004, the property is currently in a leasing up phase and certain tenants have executed leases for retail space within the shopping center. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends *	Rent ($)	Per Annum ($)

Publix	44,840	20 Years	459,600	10.25
Subway	1,200		22,800	19.00
Verizon	900		15,300	17.00
Dry Clean USA	1,200		26,400	22.00
Dollar Train	2,100		36,750	17.50
Creative Tan	1,200		24,000	20.00
Great Clips	1,200		26,400	22.00
USA Nails	1,200		28,800	24.00
Ladies Fitness Express	1,200		19,800	16.50

*  Lease term has not been determined at the time of this report.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Paradise Shoppes of Prominence Point, Canton, Georgia

We anticipate purchasing a newly constructed shopping center known as Paradise Shoppes of Prominence Point, containing 88,058 gross leasable square feet. The center is located at Interstate 575 and State Route 5, in Canton, Georgia.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $18,098,700. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $205 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, will lease more than 10% of the total gross leasable area of the property. The lease term will be determined in accordance with the tenant's commencement date. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per
Lessee	(Sq. Ft.)	GLA	Annum ($)	Lease	Term

Publix	44,840	51	10.80	20	Years

For federal income tax purposes, the depreciable basis in this property will be approximately $13,574,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Paradise Shoppes of Prominence Point was newly constructed in 2004. As of May 1, 2004, the property is currently in a leasing up phase and certain tenants have executed lease for retail space within the shopping center. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends *	Rent ($)	Per Annum ($)

Publix	44,840	20 Years	484,272	10.80
Blockbuster Video	5,268		92,190	17.50
The UPS Store	1,400		26,600	19.00
Suntrust Mortgage	1,400		26,600	19.00
Oceanside Tanning	1,400		32,200	23.00
Curves	1,400		27,300	19.50
Mui Lan Restaurant	2,100		40,950	19.50
Taekwon Do Plus	2,450		47,775	19.50
Dos Palomas Restaurant	3,450		67,275	19.50
Dry Clean USA	1,400		33,600	24.00
World Wireless	1,050		21,000	20.00
Holly Nails	1,050		25,200	24.00
Beef O'Brady's	2,590		46,620	18.00
Yoon Sushi Restaurant	1,400		25,900	18.50

* Lease term has not been determined at the time of this report.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Davis Towne Crossing, North Richland Hills, Texas

We anticipate purchasing a newly constructed shopping center known as Davis Towne Crossing, containing 41,391 gross leasable square feet of which 4,000 is a ground lease. The center is located at Davis Boulevard and Precinct Line Road in North Richland Hills, Texas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $9,754,900. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $236 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Lady USA Fitness and Cotton Patch Cafe', each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenant to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Lady USA Fitness	6,000	15	17.00	10/03	10/08

Cotton Patch Cafe	4,400	11	20.00	12/03	11/08

For federal income tax purposes, the depreciable basis in this property will be approximately $7,316,200. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Davis Towne Crossing was newly constructed during 2003 and 2004. As of May 1, 2004, this property was 83% occupied, with a total 34,131 square feet leased to thirteen tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

H & R Block	2,264	05/07	45,280	20.00
The Scrapbook Palace	3,000	10/07	57,000	19.00
Radio Shack	2,400	08/08	48,000	20.00
Sport Clips	1,440	08/08	28,800	20.00
EB Games	1,500	09/08	31,500	21.00
Luxury Nails	1,400	09/08	29,400	21.00
Friedman's Jewelers	1,727	10/08	32,813	19.00
Lady USA Fitness	6,000	10/08	102,000	17.00
Cotton Patch Cafe	4,400	11/08	88,000	20.00
UPS Store	1,400	03/09	26,600	19.00
Payless Shoes	3,000	07/13	54,000	18.00
Quiznos Subs	1,600	11/13	30,400	19.00
Washington Mutual (Ground Lease)	4,000	08/28	85,000	21.25

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Lakepointe Towne Crossing, Lewisville, Texas

We anticipate purchasing a newly constructed shopping center known as Lakepointe Towne Crossing, containing 193,502 gross leasable square feet. The center is located at 715 Hebron Parkway, in Lewisville, Texas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $39,482,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $204 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Sportsman's Warehouse, Circuit City and Ross, will lease more than 10% of the total gross leasable area of the property. The lease term has been determined in accordance with the tenant's projected lease commencement date. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Sportsman's Warehouse	45,250	23	12.00	08/04	08/19

Circuit City	33,862	18	14.00	06/04	01/19

Ross Stores	30,187	16	9.75	04/03	04/23

For federal income tax purposes, the depreciable basis in this property will be approximately $29,611,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Lakepointe Towne Crossing was newly constructed in 2004. As of May 1, 2004, the property is currently in a leasing up phase and certain tenants have executed leases for retail space within the shopping center. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Mattress Firm	6,500	08/08	162,500	25.00
Hawk Electronics	5,000	10/08	125,000	25.00
EB Games	1,500	10/08	34,500	23.00
Carter Floors and Countertops	2,240	12/08	51,520	23.00
Great Clips	1,200	10/09	28,800	24.00
Dr. John Launius	2,880	11/10	63,360	22.00
Pei Wei Asian Diner	3,300	10/13	85,800	26.00
Moe's Southwest Grill	3,121	11/13	78,025	25.00
Circuit City	33,862	01/19	474,068	14.00
Sportsman's Warehouse	45,250	08/19	543,000	12.00
Ross Stores	30,187	04/23	294,323	9.75

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Mansfield Towne Crossing, Mansfield, Texas

We anticipate purchasing a newly constructed shopping center known as Mansfield Towne Crossing, containing 111,898 gross leasable square feet of which 4,500 is on a ground lease. The center is located at Highway 287 and Debbie Lane, in Mansfield, Texas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $19,967,700. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $178 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Ross and Staples, will lease more than 10% of the total gross leasable area of the property. The lease term will be determined in accordance with the tenant's projected lease commencement date. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Ross Stores	30,187	27	9.25	10/04	01/15

Staples	20,388	18	10.50	08/03	08/18

For federal income tax purposes, the depreciable basis in this property will be approximately $14,975,800. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Mansfield Towne Crossing was newly constructed in 2004. As of May 1, 2004, the property is currently in a leasing up phase and certain tenants have executed leases for retail space within the shopping center . The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

AT & T Wireless	2,500	07/08	55,000	22.00
EB Games	1,500	09/08	31,500	21.00
Sport Clips	1,440	10/08	30,240	21.00
Luxury Nails	1,013	02/09	20,259	20.00
Dr. Michael Poison	1,060	05/09	20,140	19.00
Robertson Pools	1,440	06/09	27,360	19.00
Bath Junkie	1,200	06/09	22,800	19.00
Subway	1,600	07/09	30,400	19.00
GNC	1,200	09/09	22,800	19.00
The Cash Store	1,600	09/09	30,400	19.00
Creekside Collections	3,811	09/09	62,882	16.50
Zales Jewelers	3,000	12/13	64,500	21.50
Famous Footwear	8,000	01/14	120,000	15.00
Payless Shoes	3,000	01/14	54,000	18.00
Ross Stores	30,187	01/15	279,229	9.25
Pier 1 Imports	10,800	02/15	162,000	15.00
Staples	20,388	08/18	214,074	10.50
Regions Bank (Ground Lease)	4,500	01/23	75,000	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Pleasant Run Towne Crossing, Cedar Hill, Texas

We anticipate purchasing a newly constructed shopping center known as Pleasant Run Towne Crossing, containing 225,431 gross leasable square feet of which 20,200 is on ground leases. The center is located at Pleasant Run and Highway 67, in Cedar Hill, Texas.

We anticipate purchasing this property from an unaffiliated third party. Our total acquisition cost is expected to be approximately $41,417,800. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $176 per square foot of leasable space.

We intend to purchase this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Oshman's and Circuit City, will lease more than 10% of the total gross leasable area of the property. The lease term will be determined in accordance with the tenant's lease commencement date. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Oshman's	40,954	17	10.00	05/04	04/14

Circuit City	32,570	14	14.00	11/03	01/18

For federal income tax purposes, the depreciable basis in this property will be approximately $31,063,400. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Pleasant Run Towne Crossing was newly constructed in 2004. As of May 1, 2004, the property is currently in a leasing up phase and certain tenants have executed leases for retail space within the shopping center. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

The Maytag Store	5,225	04/09	94,050	18.00
Justice Just for Girls	4,500	04/09	81,000	18.00
Sleep Experts	4,500	06/09	99,000	22.00
Mattress Firm	6,000	08/09	132,000	22.00
ASAP Mail	2,000	08/09	40,000	20.00
Luxury Nails	1,200	08/09	25,200	21.00
Brook Mays Music	6,250	09/09	112,500	18.00
Michaels	21,390	11/13	224,595	10.50
Bombay Company	4,500	11/13	81,000	18.00
Bed, Bath & Beyond	22,000	01/14	220,000	10.00
Half Price Books	10,108	02/14	121,296	12.00
Mothers Work	1,805	03/14	36,100	20.00
Zales Jewelry	3,000	05/14	66,000	22.00
Vitamin Shop	5,000	08/14	135,000	27.00
Panera Bread	4,999	10/14	119,976	24.00
Oshman's	40,954	01/15	409,540	10.00
Circuit City	32,570	01/18	455,980	14.00
JP Morgan Chase Bank (Ground Lease)	4,700	02/24	84,999	N/A
Saltgrass Steakhouse (Ground Lease)	8,500	05/24	84,999	N/A
Joe's Crab Shack (Ground Lease)	7,000	05/24	75,000	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Eckerd Drug Stores

We anticipate purchasing the following four separate existing freestanding retail properties built between 2003 and 2003 known as Eckerd Drug Stores, containing a total of 54,912 gross leasable square feet.

Location	Square Feet	Lease Term	Purchase Price ($)

1100 W. Hampton Boulevard	13,824	20 Years	3,069,000
Greer, South Carolina

2041 S. Croatan Highway	13,824	20 Years	3,650,000
Kill Devil Hills, North Carolina

Broad River and Kennerly	13,440	20 Years	3,260,000
Columbia, South Carolina

1106 Main Street	13,824	20 Years	2,625,000
Crossville, Tennessee

We anticipate purchasing these Eckerd Drug Stores from Eckerd, an unaffiliated third party. Our total acquisition cost, including expenses, is expected to be approximately $12,604,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost is expected to be approximately $230 per square foot of leasable space.

We intend to purchase these properties with our own funds. However, we expect to place financing on the properties at a later date.

In evaluating these properties as potential acquisitions and determining the appropriate amount of consideration to be paid for the properties, we considered a variety of factors including location, demographics, quality of tenant, length of lease, price per square foot, occupancy and the fact that overall rental rate at the property is comparable to market rates. We believe that each of these properties is well located, has acceptable roadway access and is well maintained. These properties will be subject to competition from similar properties within their market area, and economic performance could be affected by changes in local economic conditions. We did not consider any other factors materially relevant to the decision to acquire these properties.

One tenant, Eckerd Drug Stores, will lease 100% of the total gross leasable area of each property. The leases with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Lessee/	Approximate GLA Leased	% of Total GLA of each	Current Annual	Base Rent Per Square Foot Per
Location	(Sq. Ft.)	Property *	Rent ($)	Annum ($)	Lease	Term

1100 W. Hampton Blvd.	13,824	100	254,727	18.43	20	Years
Greer, SC

2041 S. Croatan Hwy.	13,824	100	302,950	21.91	20	Years
Kill Devil Hills, NC

Broad River and Kennerly	13,440	100	270,580	20.13	20	Years
Columbia, SC

1106 Main Street	13,824	100	217,875	15.76	20	Years
Crossville, TN

* As of May 1, 2004, all of the properties were occupied by Eckerds.

For federal income tax purposes, the depreciable basis in these properties will be approximately $9,453,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Boulevard at the Capital Centre, Landover, Maryland

We anticipate entering into a joint venture with the current owners of a newly constructed shopping center known as Boulevard at the Capital Centre, containing 504,817 gross leasable square feet. The center is located on the Washington D.C. Beltway (I-495 and I-95), in Landover, Maryland. The property is on a long term ground lease with the Revenue Authority of Prince George's County for approximately 70 years.

We anticipate entering into a joint venture with the current owners of this property, who are unaffiliated third parties. We would make a capital contribution to this joint venture and would receive an equity interest representing majority ownership and operating control of the joint venture.

We intend to make our capital contribution to the joint venture with our own funds. However, we expect to place financing on the property at a later date. The joint venture may acquire additional properties, which would be managed by our joint venture partner.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Lowe's Theaters Magic Johnson, will lease more than 10% of the total gross leasable area of the property.

Boulevard at the Capital Centre was newly constructed in 2004. As of May 1, 2004, the property is currently in a leasing up phase and certain tenants have executed leases for retail space within the shopping center. In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Gateway Village, Annapolis, Maryland

We anticipate entering into a joint venture with the current owners of an existing shopping center known as Gateway Village, containing 273,904 gross leasable square feet. The center is located at Housley Road and Defense Highway in Annapolis, Maryland.

We anticipate entering into a joint venture with the current owners of this property who are unaffiliated third parties. We would make a capital contribution to this joint venture and would receive an equity interest representing majority ownership and operating control of the joint venture.

We intend to make our capital contribution to the joint venture with our own funds. However, we expect to place financing on the property at a later date. The joint venture may acquire additional properties, which would be managed by our joint venture partner.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Safeway, Burlington Coat Factory and Best Buy, each lease more than 10% of the total gross leasable area of the property.

Gateway Village was built in 1996. As of May 1, 2004, this property was 99% occupied, with a total 270,704 square feet leased to fifteen tenants. In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Tollgate Marketplace, Bel Air, Maryland

We anticipate entering into a joint venture with the current owners of an existing shopping center known as Tollgate Marketplace, containing 393,395 gross leasable square feet. The center is located at Route 24 and Route 1, in Bel Air, Maryland.

We anticipate entering into a joint venture with the current owners of this property, who are unaffiliated third parties. We would make a capital contribution to this joint venture and would receive an equity interest representing majority ownership and operating control of the joint venture.

We intend to make our capital contribution to the joint venture with our own funds. However, we expect to place financing on the property at a later date. The joint venture may acquire additional properties, which would be managed by our joint venture partner.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Giant Food and Jo Ann Fabrics, each lease more than 10% of the total gross leasable area of the property.

Tollgate Marketplace was built in 1979 and renovated in 1994. As of May 1, 2004, this property was 100% occupied, with a total 393,395 square feet leased to thirty-four tenants. In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Towson Circle, Towson, Maryland

We anticipate entering into a joint venture with the current owners of an existing shopping center known as Towson Circle, containing 116,954 gross leasable square feet of which 8,838 is a ground lease. The center is located at York, Dulaney Valley and Joppa Roads, in Towson, Maryland.

We anticipate entering into a joint venture with the current owners of this property, who are unaffiliated third parties. We would make a capital contribution to this joint venture and would receive an equity interest representing majority ownership and operating control of the joint venture.

We intend to make our capital contribution to the joint venture with our own funds. However, we expect to place financing on the property at a later date. The joint venture may acquire additional properties, which would be managed by our joint venture partner.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Four tenants, Barnes & Noble, Trader Joe's East, Bally Total Fitness and Pier 1, each lease more than 10% of the total gross leasable area of the property.

Towson Circle was built in 1998. As of May 1, 2004, this property was 91% occupied, with a total 106,221 square feet leased to twelve tenants. In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Reisterstown Road Plaza, Baltimore, Maryland

We anticipate entering into a joint venture with the current owners of an existing shopping center known as Reisterstown Road Plaza, containing 800,653 gross leasable square feet. The center is located at 6500-6512 Reisterstown Road, in Baltimore, Maryland.

We anticipate entering into a joint venture with the current owners of this property who are unaffiliated third parties. We would make a capital contribution to this joint venture and would receive an equity interest representing majority ownership and operating control of the joint venture.

We intend to make our capital contribution to the joint venture with our own funds. However, we expect to place financing on the property at a later date. The joint venture may acquire additional properties, which would be managed by our joint venture partner.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Home Depot, Public Safety and National Wholesale Liquidators, each lease more than 10% of the total gross leasable area of the property. Reisterstown Road Plaza was built in approximately 1960 and renovated in 2004. As of May 1, 2004, this property was 79% occupied, with a total 631,536 square feet leased to seventy-three tenants. In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

As of May 24, 2004, we believe that cash on hand and future financings will cause us to have sufficient cash to close these properties at the time of their projected closings.

Plan of Distribution

The following new subsection is inserted at the end of this section on page 148 our prospectus.

Update

The following table updates shares sold in our offerings as of May 17, 2004:
		Gross	Commission and fees	Net
	Shares	proceeds ($)	($) (1)	proceeds ($)

From our advisor	20,000	200,000	-	200,000

Our first offering began September 15, 2003:	64,838,033	648,334,632	67,400,108	580,934,524

Shares sold pursuant to our distribution reinvestment program	537,025	5,101,737	-	5,101,737

	65,395,058	653,636,369	67,400,108	586,236,261

(1) Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.